Exhibit 99.1

For Immediate Release

Path 1 Network Technologies Announces Record Second Quarter

2004 Revenues

Sequential Revenues Increase 287%

San Diego, Calif. – August 5, 2004 – Path 1 Network Technologies Inc. (AMEX: PNO) today announced its results for the second quarter ended June 30, 2004.

For the second quarter of 2004, the Company reported record quarterly net revenue of $1,509,000, up 111% from net revenue of $714,000 for the three months ended June 30, 2003. Sequentially, second quarter revenues were up 287% compared to net revenues in the first quarter ended March 31, 2004. Product revenues were $1,508,000 in the second quarter ended June 30, 2004, compared to product revenues of $228,000 in the same period a year ago. Gross profit for the second quarter ended June 30, 2004 totaled $287,000, compared to gross profit of $498,000 in the second quarter of 2003, and compared to gross profit of $15,000 in the first quarter ended March 31, 2004.

Commenting on the quarter, John Zavoli, President and CEO said, “We are pleased to report a strong improvement in our top-line performance for the second quarter. Our growth was driven in part by increased demand for our AX100 and CX1000 gateway products from long-haul broadcast customers. We continue to be encouraged by the interest that potential customers and partners are showing for our products, especially the ASI transport capabilities of the AX100. With the significant improvements we have made to our operational and sourcing capabilities this quarter, we are well-positioned to meet the needs of our current customers and to take advantage of new opportunities as they arise.”

Net loss for the second quarter of 2004 was ($1,945,000), or ($ 0.29) per share, compared to a net loss for the quarter ended June 30, 2003 totaling ($987,000), or ($ 0.61) per share, and compared to a net loss of ($2,835,000), or ($0.42) per share, sequentially for the first quarter ended March 31, 2004.

Path 1’s second quarter 2004 conference call will be held on Thursday, August 5, 2004 at 7:00 a.m. PDT (10:00 a.m. EDT). The conference call can be accessed by dialing 1-888-394-8095 (Domestic) or 1-973-409-9262 (International). A listen-only broadcast of the conference call can be accessed on the Company’s website at: www.path1.com.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops video routing products that transport and distribute real-time, broadcast-quality video over Internet Protocol networks. From the delivery and distribution of broadcast programming to Video on Demand (VOD), Path 1’s video infrastructure platforms allow high-quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems. To find out more about Path 1 Network Technologies Inc. (AMEX: PNO), visit our Web site at www.path1.com or call 877/ONE-PATH (663-7284).

Path 1 Network Technologies Inc.	- 2 -	Q2 2004 Release

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future”, “plan” or “planned”, “will” or “should”, “expected”, “anticipates”, “draft”, “eventually” or “projected”. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the Company’s need for further financing, the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, that sales backlog may not result in revenue, that our sales may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Path 1 undertakes no obligation to update such statements.

You may register to receive Path 1 Network Technologies’ future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “KCSA Interactive Platform” icon at www.kcsa.com.

Investor Contact:

Todd Fromer/ Erika Levy

KCSA Worldwide

(212) 896-1215/ (212) 896-1208

todd@kcsa.com/ elevy@kcsa.com

-Tables to Follow-

Path 1 Network Technologies Inc.	- 3 -	Q2 2004 Release

Path 1 Network Technologies Inc.

Condensed Consolidated Balance Sheets

(in thousands, except shares data)

	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$3,455	$7,807
Accounts receivable, net	1,123	510
Inventory	317	393
Other current assets	185	74

Total current assets	5,080	8,784

Property and equipment, net	442	382
Debt issuance costs, net	10	62
Other assets	48	91

Total assets	$5,580	$9,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$850	$699
Accrued compensation and benefits	334	119
Deferred revenue	113	—
Current portion of leases payable	20	15
Current portion of notes payable	148	291

Total current liabilities	1,465	1,123

Long-term lease payable	11	14
Notes Payable	—	154

Total liabilities	1,476	1,292

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,692,317 and 6,578,324 shares issued and outstanding at June 30, 2004, and December 31, 2003 respectively; 2,777 shares held in treasury at June 30, 2004 and December 31, 2003	7	7
Additional paid in capital	48,284	47,699
Deferred compensation	(1,028)	(1,300)
Accumulated deficit	(43,159)	(38,377)

Total stockholders’ equity	4,104	8,029

Total liabilities and stockholders’ equity	$5,580	$9,320

Path 1 Network Technologies Inc.	- 4 -	Q2 2004 Release

Path 1 Network Technologies Inc.

Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		(restated)		(restated)
Revenues
Product Revenue	$1,508	$228	$1,859	$826
License Revenue	1	235	21	235
Contract Revenue	—	244	—	307
Other Revenues	—	7	18	7

Total revenues	1,509	714	1,898	1,375

Cost of revenues
Cost of product sales	1,222	154	1,595	492
Cost of contract services	—	62	—	80

Total cost of revenues	1,222	216	1,595	572

Gross profit	287	498	303	803

Operating expenses
Engineering research and development	526	377	1,006	781
Sales and marketing	681	320	1,844	611
General and administrative	733	523	1,909	1,189
Stock-based compensation	272	25	272	50

Total operating expense	2,212	1,245	5,031	2,631

Operating loss	(1,925)	(747)	(4,728)	(1,828)

Other income (expense)
Interest expense, net	(20)	(241)	(50)	(486)
Other income (expense)	—	1	(3)	—

Total other expense	(20)	(240)	(53)	(486)

Net loss	$(1,945)	$(987)	$(4,781)	$(2,314)

Loss per common share - basic and diluted	$(0.29)	$(0.61)	$(0.72)	$(1.43)

Weighted average common shares outstanding - basic and diluted	6,684	1,615	6,684	1,615

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